Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2023

January 25, 2024 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Greg Peters	Raymond James & Associates
Andrew Anderson	Jefferies LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Scott Heleniak	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Diefenthaler

January 25, 2024

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Fourth Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. Additionally, equity in earnings of Maui Jim and the related taxes were excluded from operating earnings and operating EPS for 2022 due to the sale of RLI’s investment in the third quarter of 2022. RLI's management believes these measures are useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thanks, Lydia. Good morning from balmy Peoria.  Welcome to RLI’s fourth quarter earnings call for 2023. Joining us are Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer. As usual, Craig will start with some preliminary highlights, Todd will run down the financials, and Jen will offer commentary on current market conditions and our product portfolio. Lydia will then open the line for questions, and Craig will close with some final thoughts. Craig?

Craig Kliethermes: Thank you Aaron, and good morning everyone. We ended this quarter and year with profitable growth across all segments. Notably, it is our 28th consecutive year of underwriting profit. We have been able to grow our top line at a double-digit pace for the last three years, resulting in doubling of the size of our company over the last six. We believe disciplined underwriting is a core competency of our company which is proven out in the consistency of our financial results which we have delivered over time. Remaining profitable enables us to provide a stable and secure market to our customers, and partners for the long haul. All in, we completed another successful year, and are enthusiastic about our opportunities going forward. I will let Todd and Jen go into more detail on the financials and the market in general.  Todd it’s all yours.

Todd Bryant: Thanks Craig.  Good morning everyone.  Yesterday, we reported fourth quarter operating earnings of $1.54 cents per share aided by both positive underwriting and investment income.  Overall, we posted a combined ratio of 82.7 for the quarter and grew top-line 13%, which Jen will discuss further.  On a full year basis, gross premiums written increased 15% and we managed an 86.6 combined ratio, marking our 28th consecutive year of underwriting profitability. Investment income advanced 40% on the year, as improved reinvestment rates and a larger invested asset base have been accretive. Operating cash flow remained strong, at $464 million for the year, and continued to support growth in invested assets.

Net earnings per share were $2.49 for the quarter and $6.61 for the year. The full year result is down from last year, which was heavily influenced by the realized gain achieved on the sale of our stake in Maui Jim, in the third quarter of 2022.  Fluctuating levels of unrealized gains and losses on the equity portfolio also impact the comparison of net earnings between periods.

From an underwriting income perspective, the quarter’s 82.7 combined ratio compares to 82.1 reported last year. Both periods benefited from relatively benign catastrophe activity and reductions in losses from prior period events.  Overall, our loss ratio was up one-half point, while our expense ratio advanced 0.1 points, which we will discuss further.

In Property, we recorded $4 million in losses from current year storms and maintained a low loss ratio on non-catastrophe events.  With respect to prior period events, we reduced loss reserves a total of $3 million on prior years’ catastrophes and $2 million on other claims.  In addition, based on currently available information, we reduced our net estimate of Maui wildfires to $61 million from the $66 million reported in the third quarter.  The $5 million reduction is evenly split between losses and reinstatement premiums.  Overall, the segment’s loss ratio was 19.5% in the quarter and 42.9% on a year-to-date basis.  In 2023, net catastrophe losses were notably higher, influenced in part by higher first dollar retention on our reinsurance treaties.  Despite this, the segment recorded a combined ratio of 78.5 on a year-to-date basis, as earned premium growth from rates achieved over the trailing four quarters continued to moderate the net impact of storm losses.  From a prior years’ reserves perspective, casualty drove the majority of the overall benefit recorded. Casualty posted $9 million of favorable loss emergence, across a number of products. We continue to remain cautious on both current and prior years, particularly for auto-related exposures.  For Surety, favorable reserve development was just under $1 million, driven by the commercial sector.

Turning to expenses, compared to last year, our expense ratio increased 0.1 points for the quarter and 0.4 points on a year-to-date basis, closing the year at 39.9. As discussed on our third quarter call, reinsurance reinstatement premiums related to the Maui wildfires impact the comparison.  These premiums are fully earned as recorded and result in lower net premiums earned from a trend perspective. These elevated ceded premiums earned adversely impact expense ratio comparisons and account for 0.3 points of the increase on a year-to-date basis. For the quarter, we recorded just over $2 million in non-recurring expense in our Surety division, that is notable on a comparative basis to last year’s fourth quarter.  In addition, all three segments include increased bonus and profit-sharing amounts in the quarter. Amounts achieved are driven by continued strength of operating results and notable growth in comprehensive earnings and book value during the quarter.  Overall, we continue to increase investments in people and technology to support growth, improve the customer experience, and drive long-term efficiencies.

Moving to investment results, headwinds experienced in Q3 turned to tailwinds in the fourth quarter as stocks and bonds moved higher, driving positive total portfolio returns of 6.4%. Purchase activity remained in line with prior quarters and focused on high-grade bonds where we continue to find opportunities to support investment income. Yields averaged over 5% during the quarter and a higher balance of cash equivalents offers flexibility without impacting income potential. Away from the traditional investment portfolio, investee earnings were down in the quarter as 2023 reflects only Prime, while last year included the final true up of earnings from Maui Jim, which as I mentioned was sold in Q3 of 2022.  As referenced in our press release, we have excluded Maui Jim’s impact on operating earnings which offers a better comparison.

From a balance sheet perspective, debt leverage remains well below historic levels as we paid down debt in the third quarter and will await a more favorable environment to contemplate issuance.

Strong year-to-date comprehensive earnings drove book value per share up 31%, when adjusting for dividends, to nearly thirty-one dollars per share.  Our capital management strategy again included a special dividend of $2.00 per share, paid in the fourth quarter, in addition to our ordinary $.027 cent quarterly dividend.  Consistent financial performance and conservative capital stewardship has allowed RLI to return over $1.4 billion dollars to our shareholders in the last ten years. All in all, a very good quarter and strong finish to the year. And with that, I’ll turn the call over to Jen.

Jen Klobnak: Thank you, Todd. I’ll jump right into our segment results.

Premium in the Property segment grew 24% for the quarter on a 55 combined ratio. Consistent with prior periods, our E&S property group led the way with 29% growth including a rate increase of 31%. Following a quiet hurricane season, the market is starting to loosen with competitors increasing their limits. As rates continue to climb, we have allowed our hurricane exposure to decline a bit while the competition picks up. It’s a bit early to provide insight on market behavior based on reinsurance renewals as those changes can take a while to filter down to the underwriter’s desk at some companies. We are allowing more flexibility for our underwriters, especially on renewals, so we can continue to navigate the market effectively and capitalize on this generational price level. Our marine book grew by 15%, led by inland marine. The division posted a 6% rate increase in the quarter. The team has achieved consistent, profitable growth by providing solutions when our producers come across unique risks and by attaining rate over time. We appreciate the team’s commitment to our customers and their contribution to our bottom line. Our Hawaii book grow the top line 13% in the fourth quarter. The team continues to focus on supporting our insureds and our producers who were impacted by the Maui wildfires. Our timely response to their needs has once again strengthened relationships and differentiated our team in the market. The Property segment’s improvement from the fourth quarter a year ago is driven by increased rates. Total rate increase for the segment was 24%. Earned premium growth outpaced expenses which caused a notable decline in the expense ratio. We believe the market will continue to provide opportunities in each of our property businesses in the near term.

Surety premium grew 11% in the quarter on an 85 combined ratio. All Surety products contributed to the growth. We have added a number of underwriters and support staff to the division over the last couple of years who have added to our underwriting and customer support capability to ensure we provide excellent service to our producers and principals. At the same time, we have transitioned off of several accounts where the principal’s financial condition has deteriorated. We are growing at a slower pace than the Surety industry but we believe that is a prudent strategy during this period of inconsistent economic conditions and increased competition. The segment’s combined ratio increased from the fourth quarter of 2022 due to the expense ratio. We continue to invest in this business through people and technology to support long term growth. We believe slow and steady growth is the right strategy at this time in the cycle for our Surety business.

Casualty segment premium grew by 8% on a 99 combined ratio for the quarter. Growth was led by personal umbrella with premium up 32%. This includes a 7% rate increase for the quarter. We have received regulatory approvals that we expect will accelerate rate increases into 2024. As loss frequency for this product has returned, we are managing growth through updates to select underwriting guidelines. Our transportation product group also grew premium by 20%, including an 11% rate increase. This is a diverse portfolio as we added several small products last year that contributed to the top line. This group is in a challenging market with plenty of competition, consolidation of insureds in the public space, and pressure on rate by our competitors despite the fact that there is plenty of loss activity that should cause rational underwriters to take pause. As we have in the past, we will continue to push on rate to cover loss trend and walk away from business that is underpriced. Within the Casualty segment, we had two areas where premium decreased. Our executive products group premium declined by 5% which included a 5% rate decrease. Brokers continue to push for notable rate decreases on public D&O in particular. We try to be accommodating but we will not support business at inadequate rates, which has become more frequent during this softening market. Finally, energy casualty non-renewed $3M of premium in the quarter. We closed this business in July 2023. During the full calendar year, we wrote $2.2M of premium, which creates a small gap in the top line for 2024. The segment’s combined ratio increased from last year’s fourth quarter due to the loss ratio. This is a function of a change in mix of business as well as our continued prudent stance on loss estimates. Although we have achieved increased rates, we recognize loss trends are still relatively high. Our investments in claims and underwriting talent and relationships with producers should provide continued growth opportunities for this segment in the near term.

Lastly, I’ll make a few comments on reinsurance renewals. As has been widely discussed, we found the reinsurance market much more orderly this year. We renew about 60% of our reinsurance treaties effective January 1. Although there was a lot of posturing from reinsurers seeking material rate increases on casualty business, our risk-adjusted rate increases on casualty coverages were 5-10% on largely the same structures and placement percentages. On property coverages, we eliminated minor non-concurrencies that had been introduced last year. The estimated risk-adjusted rate change on property coverages was flat to a slight decrease. We maintained retentions and structures as expiring. We were able to place more of our catastrophe layers while we marginally increased co-participations on our working property per risk treaty. With all of the changes to retentions over the last two renewals for property, we expect to retain a little bit more property segment premium in 2024 compared to 2023. The broad support from the reinsurance community demonstrates confidence in our approach to underwriting our business. While we are constantly working on improvements to our products and processes, we have a healthy, diverse product portfolio. Inevitably there will be challenges that will arise in 2024, but like the Kansas City Chiefs’ Isiah Pacheco, we might get tackled but we will bounce right back up and keep going. Kudos to our employee owners for serving our customers well, especially during this recent growth period, and for producing a financial result that continues to make RLI a stable insurance partner in the market.

Operator: [Operator instructions]. Our first question today comes from Gregory Peters of Raymond James.

Greg Peters:  Good morning, everyone. I'm going to start sort of based on some comments that were made in the presentation. First, on reinsurance I think you mentioned that you're getting more property coverage with this renewal than you had last year. Maybe you could give us some perspective. Is that just more in the risk remote areas? Or what did you mean by that comment?

Jen Klobnak: So our catastrophe structure, we actually had purchased more reinsurance -- June 1, excuse me, 2023. And that's why we do have a little bit higher ceded property premium in the second half of the year. But at this renewal, January 1, we did purchase a similar structure and we were just able to place a little bit more of those layers. So we tend to take co-participations in layers where we might place, as an example, we might place 90% and keep 10, that's just an example. This year, we were able to place a little bit more of that percentage. And so that just bought a little bit more coverage.

On the lower treaty, the property per risk, we actually retained a little bit more of those similar examples, those same layers. We retained a couple more points of those coverages. So overall, we're kind of where we were before given the increase we made in June of '23.

Greg Peters: Okay. Thanks for that clarification. And then just sticking on the property count, the property business is a collective segment. I guess when I look at the results for the fourth quarter, you had a great year, but I guess probably coming in a little bit below than I thought you might be able to grow at. And maybe at this juncture, it's mostly rate and you're not getting a lot of policy count growth or growth in TIV. But maybe you could give us some perspective on -- some additional perspective that is on what's going inside of property as you think about the outlook for '24.

Jen Klobnak: Sure. I'd be happy to. So if you look at the fourth quarter and as we consider what's going on in the marketplace, we do have competition started to creep in, in the fourth quarter, I think it's going to accelerate into 2024. So what happened most recently is that as we look at the opportunity in the marketplace, we're balancing a lot of factors here. So we have a risk tolerance. It includes a lot of different metrics in how we measure our exposure, whether it's policy limits or model losses or even number of policies that could translate into the number of claims we can handle in a given event.

And so as you balance those different features, recognizing we had grown a fair amount in 2022 and into 2023 in terms of exposure. More recently, we're balancing the growth in property with the rest of our portfolio. We have a very diverse portfolio between Property, Surety and Casualty. And that diversity has paid off in the past in terms of allowing us to achieve an overall underwriting profit, but it doesn't need to maintain balance. So we don't want Property to grow too much relative to the other segments, although we do want to take advantage of the market. In addition to that, our view of risk evolves over time, particularly with regard to cat, so whether it's the cat model updates, whether it's litigation trends, legislation changes, lessons that we learned from claims. And so we take all that into account to kind of develop what our appetite is. So at this point in the market, we're still able to achieve rate, which is great. But we are allowing the exposure to it down a bit as we look to see how the market is going to react to the 2024 reinsurance renewal. I can tell you that MGAs in this space are acting a lot differently than carriers, and they're being a lot more aggressive. It seems that some of the discipline that was introduced a couple of years ago, is leaving the market with regard to MGAs and so we're going to have to contemplate that going into this year. But we're in an active market. The benefit that we have is that most of that business is on E&S paper, which means we can change what we're doing pretty quickly. We've got a flat organization with a lot of reporting that goes out on a regular basis. And so we adjust what we're doing pretty quickly. So we'll continue to be a bit reactive to the market, but and see how that plays out into this year. But we do think that, that marketplace continues to be attractive. And I don't mean to ignore marine or Hawaii. Those are both very strong, growing and profitable books of business for us. Obviously, we have the Maui wildfire event in '23, but overall, that book continues to be very attractive to us as well.

Greg Peters:  Perfect. An interesting comment on the MGA side of the equation. I guess my last question, Todd, in your comments, you started going through the prior period reserve development and you called out, I think, $9 million in Casualty favorable development. I wondering if you could just unpack the development, whether it's casualty or property just on an accident year basis? That's my last question.

Todd Bryant:  Sure. Yes, it was $9 million I mentioned was on casualty was spread. There was some on the GL side. I mean it was the commercial excess, EPG, it really spread out and then obviously, at $9 million, nothing large from any one particular line, but it did cross over a number of accident years, too, and I mean it was little bit in '16, a little bit in '17 on the GL, again smaller amounts, but it's spread up through some in 2021 and '22.

So it was pretty broad as far as accident years ago, but certainly, on a quarter-only basis, not large at $9 million.

Operator:  Our next question comes from Andrew Anderson at Jeffries.

Andrew Anderson:  Looking at the underlying loss ratio in the Casualty segment that increased a few points year-over-year. Can you kind of help us think about the drivers here? I know you called out mix shift, but perhaps also just a change in loss trend or maybe some non-cat weather here?

Todd Bryant:  Yes, I'll speak to that. This is Todd. You do see on the Casualty about a little over 300 basis point increase in the fourth quarter on the current accident year, to your point, underlying. Jen talked a bit about the frequency up a bit in the personal umbrella. We have seen a little bit increase in severity on transportation. And so we did -- as we looked at the accident year and thought about those trends, we just thought it would be prudent on wheels base to add a bit of IBNR, about $6 million, $6.5 million in the fourth quarter on the current accident year and just see. I mean, I think we tend to react rather quickly if we're seeing things that may be signs so that was action we took in the fourth quarter. It didn't move the full year, Casualty loss ratio up about a point. And we'll see, if it turns out as time moves on here, that action wasn't necessary. Obviously, we don't move too quickly on from a good news perspective, but we just thought it made sense to add to the current accident year.

Andrew Anderson: Okay. And with the increased frequency and severity that you called out, are you incorporating a higher Casualty loss trend in '24 then how maybe you were thinking about it previously?

Todd Bryant:  I think we have moved our Casualty trend up maybe about a point. I mean we're going to look at -- the actuaries are going to look at both trend, they're going to take out, do they need to extend the tail at all? Those things are all going to be under consideration certainly.

Andrew Anderson:  Okay. Great. And then maybe one more. Jen, you kind of talked about still these rate increases that are coming through and still an opportunity near term for growth in the Casualty segment. If I look at second half and maybe making some adjustments for the runoff of this energy book about like 8% gross growth. Is that kind of a good indicator of where we could see maybe the first half of '24.

Jen Klobnak: We don't really look forward in new top line budgeting. Our underwriting teams are compensated on the bottom line. So we kind of ignore the budgeting process within the business units. Having said that, we do see a lot of opportunities, we’ve got momentum from the investments we've made. And so a lot of our business is individually underwritten and we'll have to see how the competition behaves as well. So I think we have room for growth, but I'm not going to put a number on it.

Operator:  Our next question comes from Meyer Shields of KBW.

Meyer Shields:  So Jen, I think you touched on this, but I'm not sure I fully understand it. I understand that within Property, there was a lot of ceded premium in the third quarter because of the reinsurance reinstatement, but I'm not sure to understand why the ratio of net to gross premiums in the fourth quarter was lower than in the first half of the year.

Jen Klobnak:  Yes. So if you recall, on June 1 of '23, we purchased an additional $150 million of cat treaty cover and so there's obviously a cost to that as well as we filled out a little bit more of our first layer cat, which is a $50 million excess, $50 million layer. Again, as of June 1 of '23, so the first 5 months if I'm doing the math right, first 5 months of '23 had a lower ceding premium number versus the last seven months, and you see that then our net retention went down a little bit in the second half of the year for that as well.

Meyer Shields:  Okay. Perfect. That's helpful. And one of the question on Casualty reserves, and I know we're probably overtaking this, but were there any increases to recent accident years loss?

Todd Bryant:  Meyer, it's Todd. I think in the totality, I mean, outside we talk specifically about the 2023 year. In totality, there aren't increases on current, other more recent accident years. I think if you were to look at commercial auto, you may see a little bit and even the '15, '16, '17 years, but not a lot. And in total, those accident years are still redundant. I mean you do have the releases.

Meyer Shields:  Okay. Fantastic. And that leads to the last question, if I can. Is there any upward trend in, I guess, commercial auto or maybe typically transportation in terms of pricing that you're seeing?

Jen Klobnak: Yes. So I can jump in on that. The transportation rate change for the fourth quarter was 11%, and it was 8% for the year. Now that business can be chunky. We have some large accounts in there that can skew quarterly results. So -- and all of that business pretty much is individually underwritten too. So you have to look at what is our starting point, where do you think we're at in terms of rate adequacy and then individually underwriting each accounts and seeing what we need going forward. However, the team would say they recognized loss trends continue, but they're in an environment where their competitors are not throwing out the 2020 accident year, they're not throwing out the 2021. So people in that marketplace for some reason are giving up a credit for that as the loss ratio on those accounts. And we recognize that the exposure was down too. So we try to properly rate that business and we need adequate rates because there are, in fact, claims all the time in that business. So I think the rate environment there should be positive going forward, but we're going to continue to look at it really on an individual basis.

Operator:  Our final question in the queue comes from Scott Heleniak from RBS Capital Markets.

Scott Heleniak: I had a question on retentions, too. But on the Casualty side, the net written premium, the gross written premium retention, that had been up a lot in 2023. And -- just wondering if you expect that trend to continue into 2024. And then also just on -- while we're talking about Casualty, any -- any areas you're pulling back from that are worth calling out in Casualty? I know you mentioned a little bit of increased competition, but can you comment a little bit on both those things, the retention and growth opportunity for casualty?

Jen Klobnak: Sure. So the Casualty retention, I'd say, in 2023, knowing that we were going into the year with additional retention on the Property side, we also increased our co-participation on our Casualty, our main Casualty treaty. So sharing in that exposure at the side of our tower with our reinsurance partners. And that is why our retention in '23 and '24 now is a little bit bigger than prior. But outside of that change, there's really nothing I can point to that would say that the retention is probably a mix of business issue in some way. In terms of business that were a little more vary of. Obviously, the D&O market gets talked about a lot. So we're being very careful in that space. I'd say that the auto market is tough. Again, I don't quite understand it because losses are up, frequency has returned. There's real activity there, but the marketplace is very competitive. So we're going to do the right thing. And if that means we lose a little bit of business than so be it. But we're going to try to be a stable market long term, and so people will know that we're there when they want to come back to us. And other than that, our portfolio is in pretty good shape. So we have minor tweaks going on all the time in different places, but nothing material to point to.

Scott Heleniak: Okay. That's good color. Question 2 on just the expense ratio. You mentioned a couple of impacts, commissions and compensation, investments in technology. Do you see that trending up in 2024 versus 2023? I don't know if that -- I take those comments to mean that, but is there anything you can comment specifically on where that might trend?

Jen Klobnak:  I think when you look at how it supports this growth. We've added not just underwriting and claims, it takes operational staff, it takes everybody who has to touch our business because we are committed to underwriting, which means people using data and technology to make decisions. So we come down to underwriting decisions, claim decisions that require experienced and talented people. So we will look at what the growth opportunities are and be there to support that growth. We want to get behind it and the younger staff because we tend to win on service. So we got to be there for our customers.  On the technology side, we have -- we're trying to modernize like everybody else. And so we always have things going on. You lock in a certain amount of depreciation that goes in the future. We're not -- I mean, I would say we have ramped up in the last couple of years, a couple of projects we're working on, but I don't see us ramping up further than that. We're going to continue what we're working on, try not to sign on to too many additional things at this point, but trying to work our way through our portfolio and make sure that each of our products are on a sustainable modern platform that will help support the capabilities we need for our customers.

Todd Bryant:  Yes. I think if you look at -- to Jen's point on the technology side, we probably have are up 50-plus percent in the last couple of years, what we're investing there, which is a positive as you look forward, certainly is a drag currently. But one thing I would think to not new side of too is -- is the -- we talk a lot about the incentive structure here at RLI. And I'll generically mention the impact that has on our expense ratio. And I think that's one thing that would lower our expense ratio if we weren't as successful. We're not looking for that. But it is, it's about 6 points expense ratio points this quarter on that expense ratio, so that incentive stuff. And it will vary, I've said before, from 2 to 6 points. But that means we have a very low loss ratio. So I mean, it's been a trade that we've been willing to make for quite a while.

Scott Heleniak: Yes. I get it, it's totally worth it to have the higher expense ratio. If you have the lower loss ratio you can make up for it. But I was just curious, that's helpful comments on that. Thanks.

Operator: [Operator Instructions] We have no further questions, I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes: Thank you all for joining today. The Kansas City Chiefs are playing in their 6th consecutive AFC Championship Game this weekend. Sustained success is demanding and requires commitment, and has proven somewhat elusive in our industry. RLI has been able to reward shareholders with 28 consecutive years of underwriting success. This achievement doesn’t come easy and it doesn’t come without a high level of engagement from the RLI team. We focus on three things: serving our customers as a financially secure and stable market, creating a community and culture of ownership and underwriting discipline, and continuously improving and adapting to the market environment where we have narrow and deep expertise, and have chosen to compete.  These principles have not changed since we were founded some 59 years ago, and have allowed us to outperform through all market cycles.

I would like to thank our 1100 RLI associate-owners for their past, current, and future contributions to our shared success.  I ask them to keep being different, because their difference works. See you all next quarter and best of luck to the Chiefs.

Operator: Ladies and gentlemen, if you wish to access the replay of this call you may do so by dialing 1 (866)813-9403 with an ID of 474923. This concludes our conference for today. Thank you all for participating, and have a great day. All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #